Exhibit 99.1

Arcimoto Appoints Chief Business Support Officer and Chief Supply Chain Officer

Annual shareholder meeting rescheduled to July 29 to allow time to meet quorum requirements

EUGENE, Ore., July 18, 2022 – Arcimoto, Inc.® (NASDAQ: FUV), makers of rightsized, outrageously fun, ultra-efficient electric vehicles for moving people and stuff, has appointed Ray Nichols as Chief Business Support Officer and Chad Boardrow as Chief Supply Chain Officer. Arcimoto stakeholders can keep abreast of the latest company news by following Arcimoto’s Weekend Stakeholder Update.

“I’m thrilled to welcome Ray and Chad to the C-suite of Arcimoto,” said Mark Frohnmayer, Arcimoto Founder and CEO. “They have both shouldered giant burdens as the venture has grown these last several years, and the entire team is looking forward to their continued and expanded leadership moving forward. Ray’s positive attitude and boundless energy are exactly what the team needs as we grow in complexity and intensity, and Chad’s steadfast dedication and steady hand on the tiller are just what the doctor ordered for staying on top of a chaotic global EV supply chain.”

Nichols has over 20 years of experience in Business Management and Logistics. His Arcimoto career started in December of 2017 as Warehouse Manager. He was promoted to Director of Logistics in December of 2020. Nichols specializes in people and business development, and is responsible for expanding Arcimoto’s footprint while maintaining existing systems, including Logistics, Facilities and Business Affairs.

“I’m excited for the opportunity to continue serving Arcimoto’s employees and customers in a new capacity,” commented Nichols. “I’d like to give a special thanks to everyone that has supported me in this wonderful endeavor. Now, let’s get to it!”

Boardrow brings almost 20 years of Supply Chain experience focused on the production manufacturing environment specifically electronics and vehicles. He joined Arcimoto in June of 2019 as a Materials Manager. Within 6 months he was promoted to Director of Materials. A USMC Veteran, Chad holds certifications in production and inventory management (CPIM) and a Lean Six Sigma Green Belt.

“It’s no secret that manufacturing operations around the world have experienced significant supply chain issues since COVID hit in 2020,” said Boardrow. “I look forward to expanding the efforts I started as Director of Materials, to work with our supplier partners and our manufacturing team to straighten out issues and keep the RAMP humming.”

In Other News

Arcimoto’s 2022 Annual Meeting of Shareholders (the “2022 Annual Meeting”) on July 15, 2022 at 9:00 a.m. PDT was convened and adjourned until 9:00 a.m. PDT on Friday, July 29 in order to allow the remaining 3% of shares to be voted as required for quorum.

Only shareholders of record, as of the record date, April 20, 2022, are entitled to and are being requested to vote. Proxies previously submitted in respect of the 2022 Annual Meeting will be voted at the adjourned 2022 Annual Meeting unless properly revoked, and stockholders who have previously submitted a proxy or otherwise voted need not take any action.

For the latest company updates, check out our latest Weekend Stakeholder Update video. Follow Arcimoto on YouTube, Facebook, Instagram, Twitter, TikTok, and LinkedIn. Investor information about the company, including press releases, stakeholder webcast replays, and more can be found at http://arcimoto.com/ir.

About Arcimoto, Inc.

Arcimoto is a pioneer in the design and manufacture of rightsized, ultra-efficient, incredibly fun electric vehicles for everyday mobility. Built on the revolutionary three-wheel Arcimoto Platform, our vehicles are purpose-built for daily driving, local delivery, and emergency response, all at a fraction of the cost and environmental impact of traditional gas-powered vehicles. Based in Eugene, Oregon, the Arcimoto team is dedicated to creating world-class EVs that make the world a better place. For more information, please visit Arcimoto.com.

Public Relations Contact:

Megan Kathman

(651) 785-3212

pr@arcimoto.com

Investor Relations Contact:

investor@arcimoto.com